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EXHIBIT 3.1

RESTATED ARTICLES OF INCORPORATION
OF
SCOTT'S LIQUID GOLD-INC.

        KNOW ALL MEN BY THESE PRESENTS, That we,

        JEROME J. GOLDSTEIN
        IVAN L. GOLDSTEIN, and
        MAX T. GOLDSTEIN

all residents of the City and County of Denver, State of Colorado, have associated ourselves together as a corporation, under the name and style of SCOTT'S LIQUID GOLD-INC., for the purpose of becoming a body corporate and politic under and by virtue of the laws of the State of Colorado, and in accordance with the provisions of the law of said State, we do hereby execute and acknowledge in triplicate this Certificate in writing of our intention so to become a body corporate under and by virtue of said laws.

I.

        The name and style of our company shall be SCOTT'S LIQUID GOLD-INC.

II.

        The purpose for which this corporation is organized is to engage in the business of manufacturing, distributing, selling and promoting chemical products including a liquid wood preservative and to engage in and do any lawful act concerning any or all lawful business for which corporations may be organized under the laws of Colorado, now or hereafter in effect.

III.

        The corporation shall have the authority to issue 50,000,000 shares of common stock, each having a par value of $0.10 per share, which shall have unlimited voting rights and shall be entitled to receive net assets of the corporation upon dissolution.

        In addition, the corporation shall have the authority to issue 20,000,000 shares of preferred stock, without par value. Such preferred stock may be issued in series. Notwithstanding the rights of common stock stated above, the entitlement of the Company's common stock to receive net assets of the corporation upon dissolution, and the voting rights of common stock of the Company, shall be subject to the voting and other rights, if any, provided to the holders of preferred stock by these Articles of Incorporation. Except for and subject to those rights expressly granted to the holders of the preferred stock, or except as may be provided by law, the holders of common stock shall have exclusively all other rights of shareholders.

        This corporation's Board of Directors shall have the authority, without shareholder action, to determine the preferences, limitations and relative rights of any preferred stock (whether in a series or as a class), including without limitation the following: (i) the designation of any series or class of preferred stock; (ii) the number of shares constituting the series or class; (iii) voting rights, if any, complying with the limitations on voting rights stated in this Article III for preferred stock, except that no condition, limitation, or prohibition on voting shall eliminate any right to vote required by Colorado law; (iv) any redemption rights and, if provided, the terms and conditions of such redemption, including without limitation the date or dates upon or after which any preferred stock shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (v) any sinking fund for the redemption or purchase of shares of a series or class, and, if provided, the terms and amount of such sinking fund; (vi) conversion rights and, if provided, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (vii) distribution rights, including without limitation a dividend rate and the determination of whether such rights are cumulative, noncumulative or partially cumulative; and (viii) preference rights over any other class or series of shares with respect to distributions, including without limitation any priority as to dividends and as to distributions upon the dissolution of the corporation.

        The preferred stock of the corporation shall have no voting rights except (i) the preferred stock shall have voting rights required by applicable law (which required voting rights may be set forth in the preferences, limitations and relative rights of a class or series), (ii) any preferred stock of a class or series may have voting rights with respect to any amendment, alteration or repeal of any provisions of the corporation's Articles of Incorporation which adversely affects any right, preference or limitation of the class or series, and (iii) any preferred stock of a class or series may have voting rights to elect a certain number of directors of the corporation in the event of the corporation's failure to pay dividends on the class or series for a period of time or to make a mandatory redemption payment when due for the class or series. The Board of Directors shall, in accordance with the authority granted to Board of Directors in this Article III, determine whether any such voting rights, not required by applicable law, shall exist and shall also determine the terms, conditions and limitations of any such voting rights, including without limitation the number of and time period for any such failures to pay dividends necessary for voting rights to occur and the number of directors to be elected by a class or series after such an event."

IV.

        Our said Company is to have perpetual existence.

V.

        The number of directors to be elected at the annual meeting of shareholders or at a special meeting called for the election of directors shall not be less than three or more than nine, the exact number to be fixed by the By-Laws.

VI.

        No shareholder shall have the pre-emptive right to acquire unissued or treasury shares of the corporation.

VII.

        Cumulative voting shall not be allowed in this corporation.

VIII.

        All lawful restrictions on the sale or other disposition of shares may be placed upon all or a portion or portions of the certificates evidencing the corporation's shares.

IX.

        The officers, directors and other members of management of this corporation shall be subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which this corporation has expressed an interest as determined from time to time by the corporation's Board of Directors as evidenced by resolutions appearing in the corporation's Minutes. When such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors and other members of management of this company shall be disclosed promptly to this corporation and made available to it. The Board of Directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself of such opportunity. Until such time as this corporation, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of this corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the rights of any officer, director or other member of management of this corporation to continue a business existing prior to the time that such area of interest is designated by this corporation. This provision shall not be construed to release any employee of the corporation (other than an officer, director of member of management) from any duties which he may have to the corporation.

X.

        No action of the corporation shall be in any way affected or invalidated by reason of any of the directors, officers or other members of management of this corporation being pecuniarily or otherwise interested either in their individual capacities or as a director, officer or other member of management of another corporation or association which is so interested, provided only that the fact of such interest is known or disclosed to the Board of Directors of this corporation at the time such action is taken. Any member of the Board of Directors of this corporation who is so interested in a proposed action, in either capacity, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation at which the proposed action is considered, and may vote at such meeting to authorize the action, with like force and effect as if he were not so interested.

XI.

        The Board of Directors of this corporation is authorized to adopt, confirm, ratify, alter, amend, rescind and repeal By-Laws or any portion thereof from time to time.

XII.

        A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such elimination of liability is not permitted under the Colorado Corporation Code as the same exists or may hereafter be amended. Any repeal or modification of the foregoing provisions of this Article by the shareholders of the corporation shall not affect adversely any elimination of liability, right or protection of a director of the corporation with respect to any breach, act, omission or transaction of such director occurring prior to the time of such repeal or modification.

        IN TESTIMONY WHEREOF, we have hereunto set our hands and seals this 4thday of November, A.D. 1953.

JEROME J. GOLDSTEIN	(SEAL	)
IVAN L. GOLDSTEIN	(SEAL	)
MAX T. GOLDSTEIN	(SEAL	)

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RESTATED ARTICLES OF INCORPORATION OF SCOTT'S LIQUID GOLD-INC.